Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170173

O’DONNELL STRATEGIC INDUSTRIAL REIT, INC.

SUPPLEMENT NO. 1 DATED OCTOBER 6, 2011

TO THE PROSPECTUS DATED AUGUST 15, 2011

This document supplements, and should be read in conjunction with, the prospectus of O’Donnell Strategic Industrial REIT, Inc. (the “Company”), dated August 15, 2011. Unless otherwise defined in this prospectus supplement, capitalized terms used in this prospectus supplement shall have the same meanings as set forth in the prospectus.

The purpose of this prospectus supplement is to describe the following:

(1)	the status of the offering of shares of common stock of the Company;

(2)	an update to our liquidity strategy;

(3)	an update to the compensation of our advisor and its affiliates;

(4)	the definition we use for our modified funds from operations;

(5)	a clarification of certain discount terms available to investors;

(6)	an update to instructions on how to subscribe;

(7)	an update to the overview of the industrial sector; and

(8)	the inclusion of a form of multi-program subscription agreement.

Status of Our Public Offering

We commenced our initial public offering of 110,526,316 shares of common stock on August 15, 2011. Of these shares, we are offering 100,000,000 shares in a primary offering and 10,526,316 shares pursuant to our distribution reinvestment plan. As of October 5, 2011, we had not yet accepted investors’ subscriptions for shares of our common stock in the offering. Pursuant to the terms of the offering, we are required to deposit all subscription proceeds in escrow until we receive subscriptions aggregating at least $2,000,000, excluding subscriptions from residents of Pennsylvania and Tennessee. As of October 5, 2011, we had 110,526,316 shares of our common stock remaining in our offering.

We will offer shares of our common stock pursuant to the offering until August 15, 2013, unless all shares being offered have been sold, in which case the offering will be terminated. If all of the shares we are offering in the offering have not been sold by August 15, 2013, we may extend the offering as permitted under applicable law. In addition, at the discretion of our board of directors, we may elect to extend the termination date of our offering of shares reserved for issuance pursuant to our distribution reinvestment plan until we have sold all shares allocated to such plan through the reinvestment of distributions, in which case participants in the plan will be notified. The offering must be registered in every state in which we offer or sell shares. Generally, such registrations are for a period of one year. Therefore, we may have to stop selling shares in any state in which our registration is not renewed or otherwise extended annually. We reserve the right to terminate the offering at any time prior to the stated termination date.

The first and second sentences of the “Prospectus Summary - Liquidity Strategy” section appearing on page 18 of the prospectus are each respectively superseded in their entirety as follows:

Subject to then existing market conditions, we expect to consider alternatives for providing liquidity to our stockholders not later than five years after the termination of this primary offering; however, we may seek to achieve a liquidity transaction prior to three years after the termination of this primary offering if our board of directors determines that an opportune time is at hand. While we expect to seek a liquidity transaction in the above mentioned time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame.

The first and second sentences of the “Investment Objectives, Strategy and Policies - Liquidity Strategy” section appearing on page 67 of the prospectus are each respectively superseded in their entirety as follows:

Subject to then existing market conditions, we expect to consider alternatives for providing liquidity to our stockholders not later than five years after the termination of this primary offering; however, we may seek to achieve a liquidity transaction prior to three years after the termination of this primary offering if our board of directors determines that an opportune time is at hand. While we expect to seek a liquidity transaction in the above mentioned time frame, there can be no assurance that a suitable transaction will be available or that market conditions for a transaction will be favorable during that time frame.

The first sentence of the “Description of Capital Stock - Liquidity Events” section appearing on page 117 of the prospectus is superseded in its entirety as follows:

Subject to then existing market conditions, we expect to consider alternatives for providing liquidity to our stockholders not later than five years after the termination of this primary offering; however, we may seek to achieve a liquidity transaction prior to three years after the termination of this primary offering if our board of directors determines that an opportune time is at hand.

The discussion regarding “Other Organization and Offering Expenses” under the “Prospectus Summary - Compensation to Our Advisor, its Affiliates and the Dealer Manager” section beginning on page 11 of the prospectus is superseded in its entirety as follows:

Other Organization and Offering Expenses	To date, our advisor and its affiliates have paid organization and offering expenses on our behalf. We will reimburse our advisor and its affiliates for these costs and for future organization and offering expenses they may incur on our behalf, but only to the extent that the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. Assuming selling commissions and the dealer manager fee equal, in the aggregate, 9.75% of the gross proceeds of the primary offering, up to 0.25% of “Other Organization and Offering Expenses” may be used for underwriting compensation. Our organization and offering expenses will include a fee of $25.00 per subscription agreement for reviewing and processing subscription agreements. We will pay this fee to an affiliate of our dealer manager in lieu of paying the same fee to our transfer agent.	$25,000/$13,750,000

Footnote one (1) to the table in the “Estimated Use of Proceeds” section beginning on page 50 of the prospectus is superseded in its entirety as follows:

(1)

Includes all expenses (other than selling commissions and the dealer manager fee) to be paid by us in connection with the offering, including, but not limited to, our legal, accounting, printing, mailing and filing fees, charges to our escrow agent and transfer agent, expenses of our organization, data, processing fees, advertising and sales literature costs, transfer agent costs and bona fide out-of-pocket

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due diligence costs. In addition, this may include the costs of bona fide training and education meetings held by us (primarily the travel, meal and lodging costs of registered representatives of participating broker-dealers), attendance and sponsorship fees and travel, meal and lodging costs for employees of our affiliates to attend retail seminars conducted by broker-dealers and, in special cases, technology costs to participating broker-dealers associated with the offering, costs and expenses related to such technology costs, and costs and expenses associated with the facilitation of the marketing of our shares and the ownership of our shares by such broker-dealers’ customers, each of which would be underwriting compensation. Assuming selling commissions and the dealer manager fee equal, in the aggregate, 9.75% of the gross proceeds of the primary offering, up to 0.25% of “Other Organization and Offering Expenses” may be used for underwriting compensation. This amount may increase proportionate to a decrease in the aggregate amount of selling commissions and dealer manager fee. As required by the rules of FINRA, at the termination of the offering, total underwriting compensation will not exceed 10.0% of the gross proceeds of the primary offering. We will reimburse our advisor for organization and offering expenses it may incur on our behalf, but only to the extent that reimbursement would not cause the total selling commissions, dealer manager fees and other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds.

The discussion regarding “Other Organization and Offering Expenses” under the “Management Compensation” section beginning on page 86 of the prospectus is superseded in its entirety as follows:

Other Organization and Offering Expenses (3)	To date, our advisor and its affiliates have paid organization and offering expenses on our behalf. We will reimburse our advisor and its affiliates for these costs and for future organization and offering expenses they may incur on our behalf but only to the extent that the reimbursement would not cause the selling commissions, the dealer manager fee and the other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. Our organization and offering expenses will include a fee of $25.00 per subscription agreement for reviewing and processing subscription agreements. We will pay this fee to an affiliate of our dealer manager in lieu of paying the same fee to our transfer agent.	$25,000/$13,750,000

The third paragraph of the “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources” section beginning on page 104 of this prospectus is superseded in its entirety as follows:

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make certain payments to our advisor and our dealer manager. During our organization and offering stage, these payments will include payments to our dealer manager for selling commissions and the dealer manager fee and payments to our advisor for reimbursement of certain other organization and offering expenses. However, we will only reimburse our advisor for organization and offering expenses it may incur on our behalf to the extent that the reimbursement would not cause the total selling commissions, dealer manager fees and other organization and offering expenses borne by us to exceed 15.0% of gross offering proceeds as of

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the date of the reimbursement. We expect that organization and offering expenses (other than selling commissions and dealer manager fees) will be approximately 1.25% of the gross offering proceeds. During our operating stage, we expect to make payments to our advisor in connection with the acquisition of investments, the management of our assets and costs incurred by our advisor in providing services to us. For a discussion of the compensation to be paid to our advisor and our dealer manager, see “Management Compensation.”

The discussion regarding “Asset Management Fees” under the “Prospectus Summary - Compensation to Our Advisor, its Affiliates and the Dealer Manager” section appearing on page 12 of the prospectus is superseded in its entirety as follows:

Asset Management Fees	We will pay our advisor a monthly fee equal to one-twelfth of 1.0% of the cost of the real properties and real estate-related assets we acquire. Such fee will be calculated by including acquisition expenses and any debt attributable to such investments, or our proportionate share thereof in the case of investments made through joint ventures. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our modified funds from operations, or MFFO, per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceed MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees. We define MFFO, a non-GAAP measure, consistent with the IPA’s Practice Guideline. However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the SEC, MFFO may have the meaning of such different definition	Actual amounts depend upon the aggregate cost of our investments, and therefore cannot be determined at this time.

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The discussion regarding “Asset Management Fees” under the “Management Compensation” section appearing on page 87 of the prospectus is superseded in its entirety as follows:

Asset Management Fees(5)	We will pay our advisor a monthly fee equal to one-twelfth of 1.0% of the cost of the real properties and real estate-related assets we acquire. Such fee will be calculated by including acquisition expenses and any debt attributable to such investments, or our proportionate share thereof in the case of investments made through joint ventures. This fee will be payable monthly in arrears, based on assets held by us on the last day of such prior month. Our advisor has agreed to defer some or all of the asset management fees when our distribution payout ratio, which is our distribution rate per share divided by our MFFO, per share, is 100% or greater. The amount of the asset management fees deferred in a particular period will be equal to the amount by which distributions exceed MFFO. If our distribution payout ratio is less than 100%, the excess MFFO will be used to repay any previously deferred asset management fees.	Actual amounts depend upon the aggregate cost of our investments, and therefore cannot be determined at this time.

The related footnote five (5) to the table in the “Management Compensation” section appearing on page 90 of the prospectus is supplemented as follows:

We define MFFO, a non-GAAP measure, consistent with the IPA’s Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: Modified Funds from Operations, or IPA’s Practice Guideline, issued by the IPA in November 2010. IPA’s Practice Guideline defines MFFO as FFO further adjusted for the following items included in the determination of GAAP net income: acquisition fees and expenses; amounts related to straight line rental income and amortization of above and below market leases and liabilities; accretion of discounts and amortization of premiums on debt investments; nonrecurring impairments of real estate-related investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan, unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting, and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis. However, if a trade or industry group promulgates a different definition of MFFO applicable to listed or non-listed REITs that we adopt in our periodic reports filed with the SEC, MFFO may have the meaning of such different definition.

The third paragraph of the “Plan of Distribution - Volume Discounts” section appearing on page 153 of the prospectus is supplemented as follows:

In connection with sales of shares sold through a registered investment advisor where no selling commission is paid, purchasers would receive a volume discount of 0.40% of the aggregate purchase amount of $3,000,001 to $10,000,000 and of 0.60% of the aggregate purchase amount of $10,000,001 and above. This would result in a purchase price of $9.26 and $9.24, respectively. Therefore, an investment of $4,000,000 through a registered investment advisor would result in a purchase of 431,965.44 shares, no selling commissions and a dealer manager fee of $101,512.

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The answer to the question “How can I buy Shares?” appearing on page 3 of the prospectus is superseded in its entirety as follows:

A:	You can buy shares pursuant to this prospectus by working with your financial advisor to (1) complete and sign a subscription agreement, like the one contained in this prospectus as Appendix A, or a multi-product subscription agreement, like the one contained in this prospectus as Appendix D and (2) pay for shares at the time of purchase. Each investor who is a resident of Alabama or Tennessee may not use the multi-product subscription agreement and must use the subscription agreement solely for O’Donnell Strategic Industrial REIT, Inc.

The first sentence in the first paragraph of the “Plan of Distribution-Subscription Procedures” section appearing on page 156 of the prospectus is superseded in its entirety as follows:

To purchase shares of our common stock in this offering, an investor must complete and sign a subscription agreement (in the form attached to this prospectus as Appendix A), or a multi-product subscription agreement (in the form attached to this prospectus as Appendix D) for a specific number of shares and pay for the shares at the time of purchase. Each investor who is a resident of Alabama or Tennessee may not use the multi-product subscription agreement and must use the subscription agreement solely for O’Donnell Strategic Industrial REIT, Inc.

The first sentence in the “Industrial Sector Overview-Vacancy” section beginning on page 52 of the prospectus is superseded in its entirety as follows:

According to the Costar Group’s State of Commercial Real Estate Industry Mid-Year 2011 Industrial Review & Outlook, the national industrial property vacancy rate fell from 10.3% during the second quarter of 2010 to 9.8% during the second quarter of 2011.

The “Industrial Sector Overview-Absorption” section appearing on page 53 of the prospectus is superseded in its entirety as follows:

The CoStar Group reported approximately 33.8 million square feet of positive net absorption in the second quarter of 2011 and 30.9 million square feet of positive net absorption in the first quarter of 2011. During the third and fourth quarter of 2010, the positive net absorption rates were 15.4 million square feet and 34.6 million square feet, respectively. During the second quarter of 2010, more than half of the top 20 U.S. industrial property markets tracked by the CoStar Group reported positive net absorption, led by the Inland Empire region in Southern California with approximately 2.9 million square feet. By comparison, during 2009, every major metropolitan market tracked by the CoStar Group except Houston, Texas reported negative absorption, including significant losses in Chicago, San Francisco and South Florida.

Multi-Product Subscription Agreement

A form of our multi-product subscription agreement is attached as Appendix D to this prospectus.

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Subscription Agreement

1.	Investment

Amount of Subscription:	State of Sale:

Minimum Initial Investment is $2,000 ($2,500 - New York) Money Orders, Traveler’s Checks, Starter Checks, Foreign Checks, Counter Checks, Third-Party Checks or Cash cannot be accepted.	(This subscription agreement is not valid for use in AL or TN.)	Investment Amount
O’Donnell Strategic Industrial REIT, Inc.
Payment will be made with:	(ODSI REIT, Inc.)
☐ EnclosedChecks
☐ Funds Wired	“Program”
☐ Funds to Follow	(“Program”)

2.	Account Type - Check One Box Only

Non-Qualified Registration Types		Qualified Registration Types
(make checks payable to the custodian and send ALL paperwork directly to the custodian)
☐ Individual (If TOD, attach application)	☐ UGMA: State of	☐ Traditional (Individual) IRA	☐ SEP IRA
☐ Joint Tenant* (If TOD, attach application)	☐ UTMA: State of	☐ Simple IRA	☐ ROTH IRA
☐ Tenants in Common*	☐ Corporation**	☐ Beneficial IRA
☐ Community Property*	☐ S-Corp ☐ C-Corp (Will default to S-Corp if nothing is marked)	as Beneficiary for:
☐ Trust**	☐ Partnership**	☐ Profit Sharing Plan**	☐ Pension Plan**
☐ Non-Profit Organization**	☐ Other (Specify)	☐ KEOGH Plan**

*All parties must sign.

**Please attach pages of trust/plan document (or corporate resolution) which lists the names of trust/plan, trustees, signatures and date. The Certification of Investment Powers for Trust Accounts form may be completed in lieu of providing trust documents.

3.	Investor Information - SSN or TIN Required

Investor #1 Name:	SSN/Tax ID:	DOB:

Investor #2 Name:	SSN/Tax ID:	DOB:

Street Address:

City:	State:	Zip Code:

Optional
Mailing Address:

City:	State:	Zip Code:

Phone (day):	Phone (evening):

E-mail:

☐ US Citizen	☐ USCitizen residing outside the US

☐ Foreign citizen, country:	☐ Check here if you are subject to backup withholding

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4.	Investment Title - SSN or TIN Required

Please print names in which shares of common stock are to be registered. Include trust name if applicable. If IRA or qualified plan, include both custodian and investor names and Tax ID Numbers. If same as above, write “Same.”
Title Line 1:
Title Line 2:

Primary SSN/TIN:	Secondary SSN/TIN:

5.	Custodian/ Trustee Information

Trustee Name:
Trustee Address 1:
Trustee Address 2:
Trustee City:	State:	Zip Code:
Trustee Telephone Number:	Trustee Tax Identification Number:
Investor’s Account Number with Trustee:

Important Note About Proxy Voting: By signing this subscription agreement, Custodian/Trustee authorizes the investor to vote the number of shares of common stock of ODSI REIT, Inc. and/or “Program” that are beneficially owned by the investor as reflected on the records of ODSI REIT, Inc. and/or “Program” as of the applicable record date at any meeting of the stockholders of ODSI REIT and/or “Program”. This authorization shall remain in place until revoked in writing by Custodian/Trustee. ODSI REIT, Inc. and/or “Program” is hereby authorized to notify the investor of his or her right to vote consistent with this authorization.

6.	Distribution Information (Choose one or more of the following options)

If you select more than one option you must indicate the percentage of your distribution to be applied to each option and the sum of the allocations must equal 100%.

If you do not complete this section, distributions will be paid to the registered owner at the address in Section 3. IRA accounts may not direct distributions without the custodian’s approval.

If you elect to participate in the Distribution Reinvestment Plan, you agree that, if at any time you fail to meet the applicable suitability standards set forth in the then current Prospectus for ODSI REIT, Inc. and/or “Program”, as applicable, you will promptly provide written notification to: ODSI REIT, Inc. and/or “Program” (as applicable) , c/o DST Systems, Inc, 430 W. 7th Street, Kansas City, MO 64105.

% of Distribution
☐ I prefer to participate in the Distribution Reinvestment Plan, as described in the applicable Prospectus for ODSI REIT, Inc. and/or “Program”
☐ Send distributions via check to investor’s home address (or for Qualified Plans to the address listed in Section 5)
☐ Send distributions via check to the alternate payee listed here (not available for Qualified Plans without custodial approval)

Name:
Address:
City:	State:	Zip Code:
Account Number:

☐ Direct Deposit (Attach Voided Check) I authorize ODSI REIT, Inc. and/or “Program” or its agent to deposit my distributions in the checking or savings account identified below. This authority will remain in force until I notify ODSI REIT, Inc. and/or “Program” in writing to cancel it. In the event that ODSI REIT, Inc. and/or “Program” deposits funds erroneously into my account, ODSI REIT, Inc. and/or “Program” is authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name:		% of Distribution	☐ Checking
ABA/ Routing Number:	Account Number:		☐ Savings

7.	Broker - Dealer and Registered Representative Information

Broker-Dealer Name:
Representative Name:		Rep Number:
Representative’s Firm Name:		Branch ID:
Representative’s Address:
Representative’s City:	State:	Zip Code:
Representative’s Phone:	Representative’s Fax Number:
Representative’s E-mail Address:

This Subscription was made as follows:
☐ Through a participating Broker-Dealer	☐ Shares are being purchased net of commissions
☐ Through a participating RIA* unaffiliated with a participating Broker-Dealer
* A participating RIA is a RIA who has entered into a Placement Agreement

Based on the information I obtained from the subscriber regarding the subscriber’s financial situation and investment objectives, I hereby certify to ODSI REIT, Inc. and/or “Program” that I have reasonable grounds for believing that the purchase of the shares by the Subscriber is a suitable and appropriate investment for this Subscriber.

Signature of Financial Representative:	Date:

(If required by Broker-Dealer)
Branch Manager Signature:	Date:

8.	Electronic Delivery (Optional)

Instead of receiving paper copies of the Prospectus for ODSI REIT, Inc. and/or “Program”, and Prospectus supplements, annual reports, proxy statements, and other stockbroker communications and reports, you may elect to receive electronic delivery of stockholder communications from ODSI REIT, Inc. and/or “Program”. If you would like to consent to electronic delivery, including pursuant to CD-ROM or electronic mail, please sign and return this election with your Subscription Agreement.

By signing below, I acknowledge and agree that I will not receive paper copies of any stockholder communications unless (i) I notify ODSI REIT, Inc. and/or “Program” that I am revoking this election with respect to all stockholder communications or (ii) I specifically request that ODSI REIT, Inc. and/or “Program” send a paper copy of a particular stockholder communications to me. ODSI REIT, Inc. and/or “Program” has advised me that I have the right to revoke this election at any time and receive all stockholder communications as paper copies through the mail. I also understand that I have the right to request a paper copy of any stockholder communication.

By electing electronic delivery, I understand that I may incur certain costs associated with spending time online and downloading and printing stockholder communications and I may be required to download software to read documents delivered in electronic format. Electronic delivery also involves risks related to system or network outages that could impair my timely receipt of or access to stockholder communications.

Electronic Delivery Acknowledgement Only	>	Signature of Investor:	Date:
		Signature of Joint Investor:	Date:
E-mail: (If blank - email from Section 3 will be used)

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10.	Subscriber Signatures for ODSI REIT, Inc.

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

☐	Owner	☐	Co-Owner	1.I (we) have received the final Prospectus of ODSI REIT, Inc. at least five business days before signing the Subscription Agreement.

☐	Owner	☐	Co-Owner

2.I (we) have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) will not purchase additional shares unless I (we) meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

☐	Owner	☐	Co-Owner	3.I (we) acknowledge that there is no public market for the shares and, thus, my (our) investment in shares is not liquid.

☐	Owner	☐	Co-Owner	4.I (we) am purchasing the shares for the account referenced in Section 4.

☐	Owner	☐	Co-Owner

5.I (we) acknowledge that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

☐	Owner	☐	Co-Owner

6.If I (we) am/are a Kansas Investor: I (we) acknowledge that the Office of the Kansas Securities Commissioner recommends that investors limit their aggregate investment in shares of ODSI REIT, Inc. and other similar direct participation investments to not more than 10% of their liquid net worth. For purposes of this recommendation for Kansas investors, liquid net worth is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

☐	Owner	☐	Co-Owner

7.For residents of Maine only: My (our) aggregate investment in this offering and similar direct participation investments may not exceed 10% of my (our) liquid net worth. Liquid net worth, as used in the preceding sentence, is defined as that portion of net worth that consists of cash, cash equivalents and readily marketable securities.

☐	Owner	☐	Co-Owner	8.For residents of Iowa, Kentucky and Oregon only: My (our) investment in ODSI REIT, Inc. and all. affiliates of ODSI REIT, Inc. may not exceed 10% of my (our) liquid net worth.

☐	Owner	☐	Co-Owner

9.For residents of Nebraska only: I (we) either: (i) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $100,000 and an annual income of $70,000, or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $350,000. In addition, my (our) investment does not exceed ten percent of my (our) net worth (excluding home, home furnishings and automobiles).

☐	Owner	☐	Co-Owner

10.For residents of North Dakota only: In addition to meeting the suitability standards established by ODSI REIT, Inc. as set forth above, I (we) have a net worth of at least 10 times my (our) investment in ODSI REIT, Inc. and its affiliates. Net worth, as used in the preceding sentence, is defined as that portion of net worth which consists of cash, cash equivalents and readily marketable securities.

☐	Owner	☐	Co-Owner	11.For residents of Pennsylvania only: My (our) maximum investment in this offering may not exceed 10% of my (our) net worth (excluding the value of home, home furnishing and automobiles).

☐	Owner	☐	Co-Owner	12.For residents of Tennessee only: My (our) maximum investment in this offering may not exceed 10% of my (our) liquid net worth.

10.	Subscriber Signatures for ODSI REIT, Inc., continued

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, ODSI REIT, INC. WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

Signature of Investor:	Date:

Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian:	Date:

9.	Subscriber Signatures for “Program”

Please separately initial each of the representations below. Except in the case of fiduciary, you may not grant any person or power of attorney to make such representations on your behalf. I hereby acknowledge and/or represent the following:

☐	Owner	☐	Co-Owner	1.I (we) have received the final Prospectus of “Program” at least five business days before signing the Subscription Agreement.

☐	Owner	☐	Co-Owner

2.I (we) have (i) a minimum net worth (exclusive of home, home furnishings and personal automobiles) of at least $250,000 or (ii) a minimum net worth (as previously described) of at least $70,000 and a minimum annual gross income of at least $70,000, and, if applicable, I meet the higher net worth and gross income requirements imposed by my (our) state of primary residence as set forth in the Prospectus under “Suitability Standards.” I (we) will not purchase additional shares unless I (we) meet the applicable suitability requirements set forth in the Prospectus at the time of purchase.

☐	Owner	☐	Co-Owner	3.I (we) acknowledge that there is no public market for the shares and, thus, my investment in shares is not liquid.

☐	Owner	☐	Co-Owner	4.I (we) am/are purchasing the shares for the account referenced above.

☐	Owner	☐	Co-Owner

5.I (we) acknowledge that I (we) will not be admitted as a stockholder until my (our) investment has been accepted. The acceptance process includes, but is not limited to, reviewing the Subscription Agreement for completeness and signatures, conducting an Anti-Money Laundering check as required by the USA Patriot Act and payment of the full purchase price of the shares.

☐	Owner	☐	Co-Owner	6.For residents of New Jersey only: My (our) liquid worth is at least 10 times my (our) investment in this or similar programs.

☐	Owner	☐	Co-Owner

7.For residents of California only: I (we) either: (i) have a net worth (excluding home, home furnishings and automobiles) of at least $100,000 and had during the last year or estimate that I (we) will have in the current year gross income of at least $75,000; or (ii) have a net worth of at least $250,000. In addition, my (our) investment does not exceed ten percent (10%) of my (our) net worth; provided, however, that such suitability standards shall not be applicable to an individual (or a husband and wife) who, including the proposed purchase, has not purchased more than $2,500 worth of securities issued or proposed to be issued by us within the 12 months preceding the proposed sale.

☐	Owner	☐	Co-Owner

8.If I (we) am/are a Kansas or Massachusetts Investor: I (we) acknowledge that the Office of the Kansas Securities Commissioner and the Massachusetts Securities Division recommend that investors limit their aggregate investment in shares of “Program” and other similar direct participation investments to not more than 10% of their liquid net worth. For purposes of this recommendation for Kansas investors, liquid net worth is defined as that portion of net worth that is comprised of cash, cash equivalents and readily marketable securities.

Over Please

9.	Subscriber Signatures for “Program”, continued

☐	Owner	☐	Co-Owner	9.For residents of Kentucky, Michigan, Pennsylvania and Tennessee only: My (our) liquid net worth is at least 10 times my (our) maximum investment in “Program”.

☐	Owner	☐	Co-Owner	10.For residents of Iowa, Maine, North Dakota, Ohio and Oregon only: My (our) investment in “Program” and all affiliates of “Program” does not exceed 10% of my (our) liquid net worth.

☐	Owner	☐	Co-Owner

11.For residents of Nebraska only: I (we) either: (i) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $100,000 and an annual income of $70,000, or (ii) have a minimum net worth (excluding home, home furnishings and automobiles) of at least $350,000. In addition, my (our) investment does not exceed ten percent of my (our) net worth (excluding home, home furnishings and automobiles).

I ACKNOWLEDGE RECEIPT OF THE PROSPECTUS, WHETHER OVER THE INTERNET, ON A CD-ROM, A PAPER COPY OR ANY OTHER DELIVERY METHOD. IF A SUBSCRIBER’S SUBSCRIPTION IS ACCEPTED, “PROGRAM” WILL SEND THE SUBSCRIBER CONFIRMATION OF HIS OR HER PURCHASE AFTER HE OR SHE HAS BEEN ADMITTED AS A STOCKHOLDER.

Substitute W-9: I HEREBY CERTIFY under penalty of perjury (i) that the taxpayer identification number shown on the Subscription is true, correct and complete, (ii) that I am not subject to backup withholding either because I have not been notified that I am subject to backup agreement withholding as a result of a failure to report all interest or distributions, or the Internal Revenue Service has notified me that I am no longer subject to backup withholdings, and (iii) I am a U.S. person.

Signature of Investor:	Date:

Signature of Joint Investor or for Qualified Plans, of Trustee/Custodian:	Date:

Over Please

MAILING INSTRUCTIONS

PLEASE NOTE: Only original, completed copies of the Subscription Agreement can be accepted. We cannot accept photocopied or otherwise duplicated Subscription Agreements.

The Subscription Agreement, together with any payments being made by check, should be delivered or mailed by your Broker-Dealer or Registered Investment Advisor, as applicable, to:

Regular Mail	Overnight Mail
Investment Processing Department	Investment Processing Department
c/o DST Systems, Inc.	c/o DST Systems, Inc.
P.O. Box 219731	430 W. 7th Street
Kansas City, MO 64121-9731	Kansas City, MO 64105
Toll Free: 888.292.3178	Toll Free: 888.292.3178

PAYMENT INSTRUCTIONS

O’Donnell Strategic Industrial REIT, Inc. Investors: Until O’Donnell Strategic Industrial REIT, Inc. has raised the minimum offering amount of $2,000,000 in its offering from persons not affiliated with O’Donnell Strategic Industrial REIT, Inc or its advisor, the portion of your purchase that is for the O’Donnell Strategic Industrial REIT, Inc., can be included as a check made payable to “UMB Bank, N.A., as Escrow Agent for O’Donnell Strategic Industrial REIT, Inc.” or wired to:

UMB Bank, N.A., as Escrow Agent for O’Donnell

Strategic Industrial REIT, Inc.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871917029

FAO: (Include Account Title)

O’Donnell Strategic Industrial REIT, Inc. Investors in Pennsylvania and Tennessee*: Until O’Donnell Strategic Industrial REIT, Inc. has raised the minimum offering amount required in the states of Pennsylvania or Tennessee, as applicable, the portion of your purchase that is for O’Donnell Strategic Industrial REIT, Inc. can be included as a check made payable to “UMB Bank, N.A., as Escrow Agent for O’Donnell Strategic Industrial REIT, Inc.” or wired to:

UMB Bank, N.A., as Escrow Agent for O’Donnell Strategic Industrial REIT, Inc.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871917029

FAO: (Include Account Title)

“Program” Investors: The portion of your purchase that is for “Program”, can be included as a check made payable to “Program” or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871916944

FAO: (Include Account Title)

“Program” Investors in Pennsylvania**: Until “Program” has raised the minimum offering amount required in the state of Pennsylvania, the portion of your purchase that is for “Program” can be included as a check made payable to “UMB Bank, N.A., as Escrow Agent for “Program.” or wired to:

UMB Bank, N.A.

1010 Grand Boulevard, 4th Floor

Kansas City, MO 64106

ABA #: 101000695

Account #: 9871916669

FAO: (Include Account Title)

* Pennsylvania and Tennessee Investors please refer to the “Plan of Distribution-Special Notice to Pennsylvania Investors” or “Plan of Distribution-Special Notice to Tennessee Investors” sections of the O’Donnell Strategic Industrial REIT, Inc. Prospectus, as applicable, for additional information regarding the Pennsylvania and Tennessee escrow requirements.

** Pennsylvania Investors please refer to the “Plan of Distribution-Special Notice to Pennsylvania Investors” section of the “Program” Prospectus for additional information regarding the Pennsylvania escrow requirements.

6/11	OD””0002-A